Soliton, Inc.
5304 Ashbrook Drive
Houston, TX 77081

Soliton Reports Second Quarter 2020 Results
Conference Call Today at 8:30am ET

August 11, 2020 – Houston, TX – Soliton, Inc., (Nasdaq: SOLY) (“Soliton” or the “Company”), a medical device company with a novel and proprietary platform technology, today reported financial results for the second quarter ended June 30, 2020.

Recent Company Highlights:
•Filed and received U.S. Food and Drug Administration (“FDA”) acceptance for Rapid Acoustic Pulse (“RAP”) device 510(k) Premarket Application for cellulite reduction.
•Named Jennifer Cook as Vice President of Marketing to lead implementation of strategic commercialization sales and marketing initiatives.

Second Quarter Company Milestones:
•Implemented a revised launch plan for next generation RAP device due to COVID-19 pandemic.
•Announced positive pivotal cellulite clinical trial results demonstrating a 32.5% average reduction in Cellulite Severity Score (“CSS”) from a single treatment.
•Expanded broad patent portfolio of RAP novel and proprietary technology.
•Secured gross proceeds of $35.0 million in a follow-on offering that is expected to extend the Company’s cash runway into the fourth quarter of 2022 and initial revenue generation.

Dr. Chris Capelli, Soliton’s President, CEO and co-founder, commented, “During the second quarter of 2020, Soliton pivoted to a COVID-19 adjusted commercialization strategy. Our team continued execution on a number of achievements, including FDA acceptance of the 510(k) premarket notification for the Generation II RAP device for cellulite reduction. We also completed a follow-on capital offering that bolstered our balance sheet ahead of escalating commercialization efforts. While we continue to monitor the recovery of the aesthetic and financial markets, we remain focused on driving milestone momentum into the second half of the year and ahead of our targeted first half 2021 commercialization of the RAP device for both tattoo removal and cellulite reduction, if the latter is cleared by the FDA.”

Second Quarter 2020 Financial Results:
Operating expenses for the second quarter ended June 30, 2020 were $3.1 million, as compared to $3.0 million in the second quarter 2019. The increase was primarily attributable to higher research and development expenses resulting from increases in spending with development partners and costs related to clinical trials.

Net loss for the second quarter ended June 30, 2020 was $3.1 million, or $0.19 basic and diluted net loss per share, compared with net loss of $3.0 million, or $0.20 basic and diluted net loss per share, for the second quarter 2019.

Total cash, cash equivalents and restricted cash was $37.5 million as of June 30, 2020, compared to $7.7 million as of March 31, 2020, including total gross proceeds of $35.0 million from Soliton’s June 2020 follow-on offering. The Company’s cash, cash equivalents and restricted cash on hand is expected to be sufficient to fund the Company’s operations into the fourth quarter of 2022 and is expected to allow the Company to support the first eighteen months of the commercial launch of the RAP device. The proceeds from the financing will fund the initial commercialization of the product described above, including the early manufacturing, fundamental brand development investment, and the initiation of a sales force and practice development team instrumental in developing relationships with key customers.

Conference Call Details:
Management will host a conference call and live webcast to discuss Soliton’s financial results at 8:30 a.m. ET today. A question and answer session will follow management remarks.

The dial-in numbers for the conference call are (833) 423-0479 for domestic callers and (918) 922-2373 for international callers. The conference ID is 4287640.

A replay of the call will be available following its completion through August 18, 2020. To access the replay, dial (855) 859-2056 for domestic callers and (404) 537-3406 for international callers and use the replay conference ID 4287640.

A live audio webcast of the call will be available on the Investor Relations page of the Company’s website, https://ir.soliton.com/. A replay of the webcast will be archived on Soliton’s website for 30 days following the completion of the call.

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About Soliton, Inc.

Soliton, Inc. is a medical device company with a novel and proprietary platform technology licensed from The University of Texas MD Anderson Cancer Center. The Company's first FDA cleared commercial product will use rapid pulses of acoustic shockwaves as an accessory to lasers for the removal of unwanted tattoos. The Company is based in Houston, Texas, and is actively engaged in bringing the RAP device to the market. The Company believes this "Soliton" method has the potential to lower tattoo removal costs for patients, while increasing profitability to practitioners, compared to current laser removal methods. Soliton is investigating potential additional capabilities of the RAP technology in clinical and preclinical testing, including the potential to improve the appearance of cellulite by creating mechanical stress at the cellular level and inducing significant collagen growth and the potential to treat keloid and hypertrophic scars by targeting the stiffened environment in the intracellular matrix.

For more information about the Company, please visit:  http://www.soliton.com

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, the runway for our existing cash to extend into Q4 2022, our ability to launch our RAP device in the first half of 2021, our ability to receive FDA clearance for the cellulite indication and to effectively commercialize our products, and the ability of the RAP device to successfully treat cellulite and fibrotic scars. These statements relate to future events, future expectations, plans and prospects. Although Soliton believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Soliton has attempted to identify forward-looking statements by terminology including ''believes,'' ''estimates,'' ''anticipates,'' ''expects,'' ''plans,'' ''projects,'' ''intends,'' ''potential,'' ''may,'' ''could,'' ''might,'' ''will,'' ''should,'' ''approximately'' or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under in our SEC filings, including under the heading "Item 1A. Risk Factors" in the Form 10-K for year ended December 31, 2019 we filed with the SEC on March 2, 2020 and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. Any forward-looking statements contained in this release speak only as of its date. Soliton undertakes no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

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